Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Strong Financial and Operating Results, Including Increased Quarterly and Annual Net Income and EBITDA; Maintains Quarterly Cash Distribution of $0.4375 Per Unit; and Provides Initial 2017 Guidance

TULSA, OKLAHOMA, January 30, 2017 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter and year ended December 31, 2016 (the "2016 Quarter" and the "2016 Year", respectively).  Led by increased coal sales volumes and significantly lower operating expenses, net income for the 2016 Quarter increased to $119.6 million, or $1.30 per basic and diluted limited partner unit ("EPU"), compared to $21.5 million, or $(0.19) per EPU, for the quarter ended December 31, 2015 (the "2015 Quarter").  EBITDA increased to $208.9 million in the 2016 Quarter, a jump of 74.1% compared to $120.0 million in the 2015 Quarter.  Comparative results for net income and EBITDA between the 2016 and 2015 Quarters also reflect the net negative impact of $66.9 million of non-cash items incurred during the 2015 Quarter, which are discussed in more detail below.  Excluding these non-cash items from the 2015 Quarter, ARLP’s Adjusted net income and Adjusted EBITDA for the 2016 Quarter exceeded the 2015 Quarter by 35.3% and 11.8%, respectively.  (Consolidated net income includes earnings and losses attributable to both ARLP and non-controlling interests.  Unless otherwise noted, any reference to net income in this release represents net income attributable to ARLP.  For a definition of Adjusted net income, EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

ARLP’s financial performance for the 2016 Quarter also improved compared to the quarter ended September 30, 2016 (the "Sequential Quarter").  Lower operating expenses for the Partnership during the 2016 Quarter, helped drive net income higher by 33.2% and EBITDA up by 17.0%, in each case compared to the Sequential Quarter. Led by higher production and sales volumes from our Hamilton longwall operation, Segment Adjusted EBITDA Expense per ton dropped 19.3% in the Illinois Basin segment compared to the Sequential Quarter.  (For a definition of Segment Adjusted EBITDA Expense per ton and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Net income for the 2016 Year rose 10.8% to $339.4 million, or $3.39 per EPU, compared to $306.2 million, or $2.11 per EPU for the year ended December 31, 2015 (the "2015 Year").  Total revenues were $1.93 billion in the 2016 Year compared to $2.27 billion in the 2015 Year, as coal sales

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revenues were impacted by lower coal sales prices and planned reductions in coal sales and production volumes.  Other sales and operating revenues were also lower following our acquisition of the remaining equity interests in White Oak Resources LLC ("White Oak") in July 2015 (the "White Oak Acquisition").  Reduced total operating expenses and equity in loss of affiliates related to White Oak more than offset lower revenues, leading to a 3.5% increase in EBITDA to $692.7 million for the 2016 Year, compared to $669.6 million for the 2015 Year.  As discussed below, comparative results between the 2016 and 2015 Years also reflect the negative net impact of $77.6 million of non-cash items incurred during the 2015 Year.  Excluding these non-cash items from the 2015 Year, ARLP’s Adjusted net income and Adjusted EBITDA for the 2016 Year were lower by 11.6% and 7.3%, respectively, compared to the 2015 Year.  Increased EPU for the 2016 Year reflects higher net income and reduced incentive distribution rights allocated to ARLP’s managing general partner, both as compared to the 2015 Year.

As previously announced, the Board of Directors of ARLP’s managing general partner approved a cash distribution to unitholders for the 2016 Quarter of $0.4375 per unit (an annualized rate of $1.75 per unit), payable on February 14, 2017 to all unitholders of record as of the close of trading on February 7, 2017.  The announced distribution is equal to the distribution declared for the Sequential Quarter and compares to the quarterly unitholder distribution of $0.675 per unit for the 2015 Quarter.

"ARLP finished the year impressively.  Significantly lower operating expenses for the 2016 Quarter and the 2016 Year, combined with  coal sales volumes in the 2016 Quarter that nearly matched our record shipments achieved in the Sequential Quarter, led ARLP to another strong performance for the 2016 Quarter and Year," said Joseph W. Craft III, President and Chief Executive Officer.  "This performance solidified ARLP’s industry leading financial metrics among U.S. coal companies and reflects the remarkable resilience of our employees.  Faced with dismal market conditions at the beginning of 2016, our teams successfully responded by capitalizing on opportunities to strengthen our sales contract portfolio and implementing initiatives to reduce operating expenses and minimize capital expenditures by maximizing production at our lowest-cost mines."

Mr. Craft added, "During the 2016 Year, ARLP paid down $269.4 million of debt as our distribution coverage ratio improved to 2.9 times for the 2016 Quarter and 1.98 times for the full year.  In addition, we recently completed an amendment and extension of ARLP’s revolving credit facility, keeping our balance sheet strong and providing sufficient liquidity to execute our plans.  Through the dedicated efforts of the men and women at ARLP, we enter 2017 poised to benefit from improving coal markets.  Based on our results, strong distribution coverage and expectations for the future, we are hopeful ARLP can return to our prior pattern of quarterly distribution increases in the future."

Consolidated Financial Results

Three Months Ended December 31, 2016 Compared to Three Months Ended December 31, 2015

Revenues for the 2016 Quarter decreased 2.7% to $527.4 million, compared to the 2015 Quarter, due to lower coal sales price realizations offset in part by increased coal sales volumes and higher other sales and operating revenues.  Strong sales performance at the River View, Gibson South, Hamilton and Tunnel Ridge mines drove total coal sales volumes higher by 5.3% to 10.5 million

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tons in the 2016 Quarter.  Reflecting operating adjustments made in response to market conditions, coal production decreased 2.3% in the 2016 Quarter to 9.5 million tons.

Operating expenses improved significantly in the 2016 Quarter, decreasing 12.0% to $291.3 million primarily as a result of the previously discussed reduction of coal production volumes, a favorable production-cost mix due to ARLP’s initiatives to shift production to lower-cost operations and reduced selling expenses offset in part by increased sales from the Hamilton mine and a 1.0 million ton reduction of coal inventory during the 2016 Quarter.  The lower-cost production mix and higher productivity from our Tunnel Ridge and Gibson South mines contributed to drive Segment Adjusted EBITDA Expense per ton down by 16.5% in the 2016 Quarter, to $27.72 per ton compared to $33.19 per ton in the 2015 Quarter.

General and administrative expenses increased $4.4 million to $19.5 million in the 2016 Quarter, primarily due to higher incentive compensation expenses.  Depreciation, depletion and amortization decreased $9.1 million to $81.9 million in the 2016 Quarter, primarily due to the depletion of reserves at our Elk Creek mine in the first quarter of 2016 offset in part by accelerated depreciation at our Pattiki mine, which ceased production in the 2016 Quarter.

As noted above, the 2015 Quarter was also impacted by $66.9 million of net non-cash items, including impairment charges totaling $89.4 million comprised of $66.9 million related to the idling of our Onton mine, $19.5 million primarily related to lower coal sales prices at the MC Mining mine and $3.0 million related to surrendered coal leases, which charges were partially offset by a $22.5 million non-cash net gain related to final business combination accounting for the White Oak Acquisition.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Coal sales revenues in the 2016 Year were $1.86 billion, compared to $2.16 billion for the 2015 Year.  Reduced coal sales revenues were primarily the result of lower sales and production volumes due to idling our Onton and Gibson North mines in the 2015 Quarter and the planned depletion of reserves at our Elk Creek mine in the first quarter of 2016.  Compared to the 2015 Year, these reductions were partially offset by additional volumes from our Tunnel Ridge, Gibson South and Hamilton mines.  ARLP’s coal sales revenue was also negatively impacted by lower total average coal sales price realizations in the 2016 Year, which decreased 5.3% to $50.76 per ton sold compared to $53.62 per ton sold in the 2015 Year.

Other sales and operating revenues were $39.6 million in the 2016 Year compared to $82.1 million for the 2015 Year due to the absence of coal royalty and surface facilities revenues from White Oak following the White Oak Acquisition.

Operating expenses improved significantly in the 2016 Year, decreasing 17.3% to $1.14 billion primarily as a result of the previously discussed factors benefiting operating expenses in the 2016 Quarter.  The lower-cost production mix and higher productivity from our Tunnel Ridge and Gibson South mines contributed to drive Segment Adjusted EBITDA Expense per ton down by 9.2% to $31.07 in the 2016 Year compared to $34.20 in the 2015 Year.

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General and administrative expenses increased $5.0 million to $72.5 million in the 2016 Year, primarily as a result of higher incentive compensation expenses.  Depreciation, depletion and amortization decreased $11.2 million to $322.5 million in the 2016 Year , primarily as a result of the previously discussed volume reductions at our Onton, Gibson North and Elk Creek mines, partially offset by increases associated with the acquisition of the Hamilton mine in July 2015 and at our Pattiki mine.

For the 2016 Year, we recognized equity in income of affiliates of $3.5 million compared to equity in loss of affiliates of $49.0 million for the 2015 Year.  The change in equity in income of affiliates is due to the previously discussed elimination of losses related to our previous position as a non-controlling equity owner in White Oak prior to the White Oak Acquisition and an increase in equity earnings from our investments in oil and gas mineral interests.

Comparative results were impacted by several non-cash items totaling $77.6 million incurred in the 2015 Year, including a $22.5 million net gain related to the final business combination accounting for the White Oak Acquisition and $100.1 million of impairment charges comprised of $66.9 million related to the idling of our Onton mine, $19.5 million primarily related to lower coal sales prices at the MC Mining complex and $13.7 million due to the surrender of undeveloped coal reserve leases and related property.

Regional Results and Analysis

			% Change
	2016 Fourth	2015 Fourth	Quarter /	2016 Third	% Change
(in millions, except per ton data)	Quarter	Quarter	Quarter	Quarter	Sequential

Illinois Basin
Tons sold	8.020	7.809	2.7%	7.853	2.1%
Coal sales price per ton (1)	$45.56	$49.96	(8.8)%	$47.48	(4.0)%
Segment Adjusted EBITDA Expense per ton (2)	$25.39	$28.33	(10.4)%	$31.45	(19.3)%
Segment Adjusted EBITDA (2)	$162.0	$171.3	(5.4)%	$126.0	28.6%

Appalachia
Tons sold	2.498	2.163	15.5%	2.855	(12.5)%
Coal sales price per ton (1)	$52.80	$61.08	(13.6)%	$53.22	(0.8)%
Segment Adjusted EBITDA Expense per ton (2)	$33.81	$47.97	(29.5)%	$33.49	1.0%
Segment Adjusted EBITDA (2)	$48.1	$29.1	65.3%	$57.1	(15.8)%

Total (3)
Tons sold	10.503	9.971	5.3%	10.757	(2.4)%
Coal sales price per ton (1)	$48.01	$52.70	(8.9)%	$49.63	(3.3)%
Segment Adjusted EBITDA Expense per ton (2)	$27.72	$33.19	(16.5)%	$32.44	(14.5)%
Segment Adjusted EBITDA (2)	$228.4	$202.0	13.1%	$196.6	16.2%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA Expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total reflects consolidated results which include the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

Increased sales performance from the Tunnel Ridge longwall operation drove coal sales tons for the 2016 Quarter higher in Appalachia by 15.5% compared to the 2015 Quarter.  In the Illinois Basin, coal sales volumes increased 2.7% compared to the 2015 Quarter reflecting increased sales from coal inventories across the region and strong sales performance at our low-cost River View, Gibson

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South and Hamilton operations, offset in part by the idling of our Onton and Gibson North mines in the 2015 Quarter, the planned depletion of reserves at our Elk Creek mine in the first quarter of 2016, the closure of the Pattiki mine in the 2016 Quarter and reduced sales from our Dotiki mine.  Compared to the Sequential Quarter, coal sales tons decreased by 12.5% in Appalachia due to lower sales volumes at the Tunnel Ridge and Mettiki mines.  In the Illinois Basin, increased volumes at the Hamilton operation drove coal sales tons higher by 2.1% compared to the Sequential Quarter.  ARLP ended the 2016 Quarter with total coal inventory of 1.0 million tons, a reduction of approximately 1.4 million tons compared to the end of the 2015 Quarter.

ARLP’s total coal sales price per ton in the 2016 Quarter decreased compared to both the 2015 and Sequential Quarters as current market conditions continued to impact average price realizations in both Appalachia and the Illinois Basin.

Total Segment Adjusted EBITDA Expense per ton improved by 16.5% compared to the 2015 Quarter as a result of reduced expenses per ton in both the Illinois Basin and Appalachian regions.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased by 10.4% compared to the 2015 Quarter primarily due to a favorable production mix in the 2016 Quarter as discussed above and improved recoveries at our River View, Gibson South and Hamilton mines, offset in part by higher inventory charges at these mines.  Segment Adjusted EBITDA Expense per ton in Appalachia decreased by 29.5% compared to the 2015 Quarter as a result of increased production and improved productivity and recoveries from our low-cost Tunnel Ridge longwall operation and our Mettiki mine.  Sequentially, total Segment Adjusted EBITDA Expense per ton decreased 14.5% as a result of lower expenses per ton in the Illinois Basin partially offset by increased expenses per ton in Appalachia.  Both segments benefited sequentially from favorable workers’ compensation actuarial adjustments.  Lower expenses per ton in the Illinois Basin reflect increased longwall production and improved recoveries at the Hamilton mine compared to the Sequential Quarter.  Expenses per ton increased in Appalachia compared to the Sequential Quarter primarily due to higher inventory charges and a longwall move at Tunnel Ridge in the 2016 Quarter.

Outlook

"Entering 2017, supply-demand fundamentals continue to point to a cyclical recovery in the U.S. thermal coal market," said Mr. Craft.  "Meaningfully higher natural gas prices and a colder winter have prompted us to expect increased coal demand for the first half of 2017 compared to last year.  Producers have demonstrated supply discipline as evidenced by an 18% decline in domestic coal production and an estimated 25 million ton stockpile reduction during 2016.  A resurgence in the export coal markets has added further support to improved U.S. market conditions.  With expectations of a stronger thermal market, ARLP is planning for increased production and sales volumes, coming primarily from our Illinois Basin operations, as outlined below.  Longer term, we are hopeful the new Trump administration will remove the threat of the Clean Power Plan and further reduce the regulatory overreach which has burdened the industry over the last few years, providing clarity for stable, and potentially growing, coal demand over the next decade."

Mr. Craft added, "With our low-cost, strategically-located operations, strong market presence, robust distribution coverage and conservative balance sheet, ARLP is well positioned to deliver industry leading performance and value for our unitholders for the foreseeable future."

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For 2017, ARLP is providing the following full year guidance for its operating and investment activities:

Capital Expenditures and Investments – Total 2017 capital expenditures for ARLP’s operating activities are currently estimated in a range of $145.0 million to $165.0 million.  Capital expenditures for 2017 are primarily related to maintenance capital expenditures including equipment rebuilds and replacements and mine extension and other infrastructure projects at various operations.  Based on utilization of used equipment previously acquired from others and re-deployment of equipment from ARLP’s idled operations to other mines, we are currently estimating maintenance capital expenditures of approximately $3.80 per ton produced in 2017.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures of approximately $4.25 per ton produced for long-term distribution planning purposes.  Depreciation, depletion and amortization in 2017 is estimated in a range of $265.0 million to $275.0 million.

In addition to these capital expenditures, ARLP has recently committed to fund an additional $30.0 million toward the acquisition of oil and gas mineral interests and currently expects to fund in 2017 approximately $20.0 million to $30.0 million for this activity.

Coal Production and Sales Volumes – During 2017, coal production is currently estimated in a range of 37.9 million to 38.9 million tons and sales volumes are expected in a range of 37.9 million to 39.2 million tons.  ARLP has secured price commitments for approximately 34.9 million tons in 2017 and has also secured coal sales and price commitments for approximately 18.9 million tons, 9.0 million tons and 4.3 million tons in 2018, 2019 and 2020, respectively.

Revenue, Net Income and EBITDA – Based on current expectations, ARLP is estimating 2017 revenues, excluding transportation revenues, in a range of $1.71 billion to $1.78 billion, net income in a range of $250.0 million to $315.0 million and EBITDA in a range of $550.0 million to $615.0 million.  These 2017 estimates for net income and EBITDA include a contribution of approximately $9.0 million to $10.0 million related to our investments in oil and gas mineral interests.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Per Ton Estimates – ARLP currently anticipates its average coal sales price per ton at the midpoint of its 2017 guidance ranges will be 12.0% to 13.0% lower than 2016 realizations, primarily due to the deterioration in near-term coal markets.  Our ongoing efforts to enhance operational efficiency and reduce costs are expected to result in further improvements to ARLP’s cost performance and, as a result, we currently anticipate total Segment Adjusted EBITDA Expense per ton at the 2017 midpoint will be 6.0% to 8.0% lower than 2016 levels.  Based on these price and cost estimates, total Segment Adjusted EBITDA per ton sold at the 2017 midpoint is currently expected to be approximately 17.0% to 22.0% below the prior year.

Financing Update – ARLP recently completed an amendment of its revolving credit facility (the "Credit Facility").  The amendment was supported by ten existing and five new lenders and provides for a $479.8 million senior secured Credit Facility maturing on May

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23, 2019.  For extending and new lenders, pricing under the amended Credit Facility increased modestly by 85.0 to 95.0 basis points for borrowings and 10.0 to 17.5 basis points for undrawn facility fees.  With respect to the remaining $50.0 million balance on our existing term loan, which will be fully repaid in May 2017, interest paid to extending lenders will also be at this revised rate.

A conference call regarding ARLP’s 2016 Quarter and Year financial results and 2017 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (855) 793-3259 and provide conference number 48863667.  International callers should dial (631) 485-4928 and provide the same conference number. Investors may also listen to the call via the "investor information" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (855) 859-2056 and provide conference number 48863667.  International callers should dial (404) 537-3406 and provide the same conference number.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the second largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

ARLP currently operates eight mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing

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coal supply agreements; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; we have made investments in oil and gas mineral interests through Cavalier Minerals JV, LLC and the value of those investments and related cash flows may be materially adversely affected by a continuation or worsening of depressed oil and gas prices; our productivity levels and margins earned on our coal sales; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission ("SEC"), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016 and ARLP’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 10, 2016, August 5, 2016 and November 8, 2016, respectively, with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Tons Sold	10,503	9,971	36,680	40,247
Tons Produced	9,485	9,707	35,244	41,178

SALES AND OPERATING REVENUES:
Coal sales	$504,210	$525,513	$1,861,788	$2,158,006
Transportation revenues	10,379	9,274	30,111	33,597
Other sales and operating revenues	12,811	7,365	39,554	82,130
Total revenues	527,400	542,152	1,931,453	2,273,733

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	291,335	331,099	1,138,848	1,377,053
Transportation expenses	10,379	9,274	30,111	33,597
Outside coal purchases	—	1	1,514	327
General and administrative	19,514	15,148	72,529	67,484
Depreciation, depletion and amortization	81,869	90,983	322,509	333,713
Asset impairment	—	89,435	—	100,130
Total operating expenses	403,097	535,940	1,565,511	1,912,304

INCOME FROM OPERATIONS	124,303	6,212	365,942	361,429

Interest expense, net	(7,283)	(7,527)	(30,669)	(31,153)
Interest income	2	38	10	1,459
Equity in income (loss) of affiliates, net	2,502	3	3,543	(49,046)
Acquisition gain, net	—	22,548	—	22,548
Other income	180	205	725	955
INCOME BEFORE INCOME TAXES	119,704	21,479	339,551	306,192

INCOME TAX EXPENSE	9	4	13	21

NET INCOME	119,695	21,475	339,538	306,171
LESS: NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(100)	—	(140)	27

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$119,595	$21,475	$339,398	$306,198

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$20,188	$34,603	$80,911	$146,338

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$99,407	$(13,128)	$258,487	$159,860

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.30	$(0.19)	$3.39	$2.11

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.4375	$0.6750	$1.9875	$2.6625

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	74,375,025	74,188,784	74,354,162	74,174,389

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$39,782	$33,431
Trade receivables	152,032	122,875
Other receivables	279	696
Due from affiliates	271	190
Inventories, net	61,051	121,081
Advance royalties, net	1,207	6,820
Prepaid expenses and other assets	22,050	29,812
Total current assets	276,672	314,905
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,920,988	3,044,260
Less accumulated depreciation, depletion and amortization	(1,335,145)	(1,243,985)
Total property, plant and equipment, net	1,585,843	1,800,275
OTHER ASSETS:
Advance royalties, net	29,372	21,295
Equity investments in affiliates	138,817	64,509
Goodwill	136,399	136,399
Other long-term assets	25,939	23,903
Total other assets	330,527	246,106
TOTAL ASSETS	$2,193,042	$2,361,286

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$64,055	$83,597
Due to affiliates	906	129
Accrued taxes other than income taxes	18,273	15,621
Accrued payroll and related expenses	41,576	37,031
Accrued interest	316	306
Workers' compensation and pneumoconiosis benefits	9,897	8,688
Current capital lease obligations	27,196	19,764
Other current liabilities	14,778	18,929
Current maturities, long-term debt, net	149,874	239,016
Total current liabilities	326,871	423,081
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	399,446	578,490
Pneumoconiosis benefits	62,822	60,077
Accrued pension benefit	42,070	39,031
Workers' compensation	40,400	47,486
Asset retirement obligations	125,266	122,434
Long-term capital lease obligations	85,540	80,150
Other liabilities	17,203	21,174
Total long-term liabilities	772,747	948,842
Total liabilities	1,099,618	1,371,923

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 74,375,025 and 74,188,784 units outstanding, respectively	1,400,202	1,280,218
General Partners’ deficit	(273,788)	(258,883)
Accumulated other comprehensive loss	(38,540)	(34,557)
Total ARLP Partners' Capital	1,087,874	986,778
Noncontrolling interest	5,550	2,585
Total Partners' Capital	1,093,424	989,363
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,193,042	$2,361,286

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:	$703,544	$716,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(91,056)	(212,797)
Decrease in accounts payable and accrued liabilities	(4,402)	(3,021)
Proceeds from sale of property, plant and equipment	1,165	2,062
Purchases of equity investments in affiliates	(76,797)	(64,540)
Payments for acquisitions of businesses, net of cash acquired	(1,011)	(74,953)
Payment for acquisition of customer contracts	(23,000)	—
Advances/loans to affiliate	—	(7,300)
Other	3,313	4,634
Net cash used in investing activities	(191,788)	(355,915)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	44,600	6,500
Payments under securitization facility	(27,700)	(23,400)
Payments on term loan	(156,250)	(108,502)
Borrowings under revolving credit facilities	140,000	543,000
Payments under revolving credit facilities	(270,000)	(308,000)
Payment on long-term debt	—	(205,000)
Proceeds on capital lease transactions	33,881	100,000
Payments on capital lease obligations	(24,456)	(4,312)
Payment of debt issuance costs	(101)	—
Contributions to consolidated company from affiliate noncontrolling interest	3,014	2,147
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,336)	(2,719)
Cash contributions by General Partners	1,047	1,595
Distributions paid to Partners	(247,915)	(346,799)
Other	(189)	(6,107)
Net cash used in financing activities	(505,405)	(351,597)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,351	8,830

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	33,431	24,601

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$39,782	$33,431

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "Adjusted net income" (in thousands).

Adjusted net income is defined as net income attributable to ARLP modified for certain items that may not reflect the trend of future results, such as non-cash impairments and gains and losses on acquisition related accounting.

Adjusted net income should not be considered as an alternative to net income attributable to ARLP or any other measure of financial performance presented in accordance with GAAP.  Adjusted net income excludes certain items that management believes affect the comparability of our operating results.  This adjusted financial measure is used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•	our operational trends and performance relative to other coal companies;
•	the comparability of our performance to earnings estimates provided by security analysts; and
•	our performance excluding items which are generally nonrecurring in nature or whose timing or amount cannot be reasonably estimated.

We believe Adjusted net income is a useful measure for investors because it further demonstrates our financial performance without regard to items that may not reflect the trend of future results.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016

Net income attributable to ARLP	$119,595	$21,475	$339,398	$306,198	$89,780
Asset impairment	—	89,435	—	100,130	—
Acquisition gain, net	—	(22,548)	—	(22,548)	—
Adjusted net income	$119,595	$88,362	$339,398	$383,780	$89,780

Reconciliation of GAAP "net income attributable to ARLP" and "net income" to non-GAAP "EBITDA," "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as non-cash impairments and gains and losses on acquisition related accounting.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow,

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(ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended	Year Ended
	December 31,		December 31,		September 30,	December 31,
	2016	2015	2016	2015	2016	2017E Midpoint

Net income attributable to ARLP	$119,595	$21,475	$339,398	$306,198	$89,780	$282,500
Net income (loss) attributable to noncontrolling interests	100	—	140	(27)	44	—
Net income	119,695	21,475	339,538	306,171	89,824	282,500
Depreciation, depletion and amortization	81,869	90,983	322,509	333,713	80,612	270,000
Interest expense, net	7,319	7,666	31,017	30,389	8,045	30,000
Capitalized interest	(38)	(177)	(358)	(695)	(47)	—
Income tax expense	9	4	13	21	7	—
EBITDA	208,854	119,951	692,719	669,599	178,441	582,500
Asset impairment	—	89,435	—	100,130	—	—
Acquisition gain, net	—	(22,548)	—	(22,548)	—	—
Adjusted EBITDA	208,854	186,838	692,719	747,181	178,441	582,500
Equity in (income) loss of affiliates, net	(2,502)	(3)	(3,543)	49,046	(1,105)	(10,000)
Interest expense, net	(7,319)	(7,666)	(31,017)	(30,389)	(8,045)	(30,000)
Income tax expense	(9)	(4)	(13)	(21)	(7)	—
Estimated maintenance capital expenditures (1)	(45,054)	(48,147)	(167,409)	(204,243)	(40,432)	(163,200)
Distributable Cash Flow	$153,970	$131,018	$490,737	$561,574	$128,852	$379,300
Distributions paid to partners	$53,045	$88,102	$247,915	$346,799	$53,059	$212,200
Distribution Coverage Ratio	2.90	1.49	1.98	1.62	2.43	1.79

(1)

Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2016 planning horizon, average annual estimated maintenance capital expenditures were assumed to be $4.75 per produced ton compared to the estimated $4.96 per produced ton in 2015.  For the 2017 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $4.25 per produced ton compared to the estimated $4.75 per produced ton in 2016.  Reflecting the anticipated utilization of used equipment previously acquired from third parties and redeployment of used equipment from our idled operations to other ARLP mines, we are currently estimating actual maintenance capital expenditures in 2017 of $3.80 per ton produced.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

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Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense per ton" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA per ton" (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016

Operating expense	$291,335	$331,099	$1,138,848	$1,377,053	$347,711
Outside coal purchases	—	1	1,514	327	1,514
Other income	(180)	(205)	(725)	(955)	(293)
Segment Adjusted EBITDA Expense	$291,155	$330,895	$1,139,637	$1,376,425	$348,932
Divided by tons sold	10,503	9,971	36,680	40,247	10,757
Segment Adjusted EBITDA Expense per ton	$27.72	$33.19	$31.07	$34.20	$32.44

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, asset impairment and acquisition gain, net divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from Adjusted EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2016	2015	2016	2015	2016

Adjusted EBITDA (See reconciliation to GAAP above)	$208,854	$186,838	$692,719	$747,181	$178,441
General and administrative	19,514	15,148	72,529	67,484	18,114
Segment Adjusted EBITDA	$228,368	$201,986	$765,248	$814,665	$196,555
Divided by tons sold	10,503	9,971	36,680	40,247	10,757
Segment Adjusted EBITDA per ton	$21.74	$20.26	$20.86	$20.24	$18.27

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